Exhibit 10.40

DTZ JERSEY HOLDINGS LIMITED

FORM OF RESTRICTED STOCK UNIT GRANT AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”), is entered into as of _________________________1 (the “Grant Date”), by and between DTZ Jersey Holdings Limited, company number 11647, registered office – 8th Floor Union House Union Street St. Helier Jersey JEZ 3RF (the “Company”), and Brett White (“Executive”).

WHEREAS, pursuant to the terms of the Amended and Restated Employment Agreement, by and between Executive, Cushman & Wakefield Global, Inc. and the Company, dated as of June 8, 2018 (the “Employment Agreement”), the Board of Directors of the Company is required to make a special equity award in the form of restricted stock units (“RSUs”) in respect of a number of limited liability shares of the Company (the “Common Shares”), and otherwise on the terms, as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.      Certain Definitions. For purposes hereof, the following terms shall have the meanings set forth herein:

1.1        “Board” shall mean the Board of Directors of the Company or a designated committee thereof.

1.2        “Cause” shall have the meaning ascribed to such term in the Employment Agreement.

1.3        “Change in Control” shall mean the occurrence of any of the following events after the date hereof: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group (other than the Majority Stockholder) becoming the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of securities representing more than 50% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such securities in any such election; or (iv) the approval by the holders of the outstanding voting power of the Company of a reorganization, merger or consolidation of the Company, unless all or substantially all of such Persons who were beneficial owners of the outstanding Common Shares immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the Company.

1 No later than March 15 of each of 2018, 2019 and 2020.

1.4        “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5        “Company Group” shall mean, together and each individually, the Company or any of its affiliates.

1.6        “Employment” shall mean employment or other service relationship with the Company Group. “Employed” shall have the correlative meaning.

1.7        “Exchange Act” shall mean the Securities Exchange Act of 1934.

1.8         “Initial Majority Stockholder Shares” shall mean the Common Shares held by the Majority Stockholder as of September 1, 2015 and at any time thereafter, and will include any stock, securities or other property or interests received by the Majority Stockholder in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

1.9         “Liquidity Event” shall occur on the date of (i) a transaction, which when aggregated, if applicable, with any other prior transaction (whether or not related) results in the cumulative sale, transfer or other disposition of 60% of the Initial Majority Stockholder Shares, as defined below, and with respect to which the Majority Stockholder has received only cash; or (ii) any other transaction or series of transactions (whether or not related) determined by the Board, in its sole discretion, to constitute a “Liquidity Event.”.

1.10         “Majority Stockholder” shall mean, collectively or individually as the context requires, TPG Asia VI SF Pte. Ltd, PAGAC Drone Holding I LP, and 2339532 Ontario Ltd and/or their respective Affiliates, for so long as such Person is (i) prior to an initial public offering, subject to the rights and obligations of the First Amended and Restated Agreement of Limited Partnership of DTZ Investment Holdings L.P., as such may be amended from time to time in accordance with its terms, and/or the rights and obligations of the First Amended and Restated Limited Liability Partnership Agreement of DTZ Investment Holdings GenPar LLP, as such may be amended from time to time in accordance with its terms (the “GenPar LPA”); or (ii) from and after an initial public offering, subject to any orderly market sell-down provision, or any other trading restriction, contained in the Coordination Agreement (as defined in the GenPar LPA) and provided such Person has agreed to be bound by, and adhere to, the governance arrangements of the Partnership or, if applicable, the IPO Company (each as defined in the GenPar LPA) contemplated by the Coordination Agreement.

1.11        “Net MOM” shall mean a number, determined on each Liquidity Event, equal to the quotient of (i) all cash (without double counting) received directly or indirectly by the Majority Stockholder in connection with the Liquidity Event, including all cash dividends and other distributions made directly or indirectly to the Majority Stockholder, in respect of the Initial Majority Stockholder Shares sold, transferred or otherwise disposed of on or prior to the date on which the Liquidity Event occurs, divided by (ii) the aggregate purchase price paid by the Majority Stockholder for such Initial Majority Stockholder Shares, calculated after deducting the full cost of all management equity plans at the Company or its subsidiaries.

1.12         “Nominee Agreement” shall mean the shareholder nominee agreement required by the Company to be signed by Executive in connection with his ownership of, interest in or holding of Common Shares, in such form as is reasonably acceptable to the company.

1.13        “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

1.14         “Shareholder Agreements” shall mean the Stockholders’ Agreement and the Nominee Agreement.

1.15        “Stockholders’ Agreement” shall mean the DTZ Jersey Holdings Limited Management Stockholders’ Agreement.

2.      Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein, the Company hereby grants to Executive the right to receive RSUs in respect of _________________2 Common Shares. Each RSU is the right to receive one Common Share.

3.      Rights as a Stockholder. Executive shall not have any beneficial ownership in the Common Shares underlying the RSUs until the Common Shares are delivered as provided in Section 6, at which time Executive shall have all the rights and privileges of a holder of Common Shares, subject to the Shareholder Agreements. Until the settlement date, as set forth in Section 6.1 below, the grant of RSUs shall represent an unsecured promise to deliver Common Shares on a future date.

4.      Effect of Certain Changes. Except as expressly set forth herein, the RSUs that have not yet vested will be forfeited in the event that Executive’s Employment terminates for any reason. All RSUs, vested and unvested, will be forfeited in the event Executive engages in conduct that constitutes Cause or violates any restrictive covenants to which he is subject.

5.      Vesting.

5.1        The RSUs with respect to ______________3 Common Shares will vest in substantially equal installments of 25% on each of the first four anniversaries of March 15 of the year of grant (each such anniversary, a “Vesting Date”), subject to Executive continuing to be Employed through each such Vesting Date except as otherwise provided in this Section 5.1 (such RSUs, the “Time-Based RSUs”). For clarification purposes, the Time-Based RSUs granted pursuant to this Agreement shall have vested in full on March 15, 202[2][3][4]. Notwithstanding the foregoing, (i) in the event the Board determines that Executive will no longer serve as the Chief Executive Officer under the terms of the Employment Agreement and, as a result, Executive ceases to be Employed prior to the occurrence of one or more Vesting Dates applicable to the Time-Based RSUs, and (ii) the Board determines in its sole discretion that as of the date Executive ceases to be Employed (A) the Company has hired a new Chief Executive

2 The number of Common Shares underlying each grant will be equal to five million dollars ($5,000,000) divided by the then-current fair market value of a Common Share on the date of grant, as determined by the Board of Directors in good faith.

3 75% of the total grant.

Officer, and (B) Executive has provided a transition plan and such assistance to the Company and such new Chief Executive Officer as the Board in its reasonable, good faith discretion believes is necessary and appropriate to ensure a smooth transition of the role (a “Qualifying Resignation”), the Time-Based RSUs for which a Vesting Date has not otherwise occurred will become vested as of the date Executive ceases to be Employed (such date, with respect to such RSUs, also a “Vesting Date”); provided, that with respect to any Time-Based RSUs granted within the twelve (12) months immediately prior to the date Executive ceases to be Employed, only a pro rata portion of such Time-Based RSUs will become vested in accordance with this Section 5.1, which portion is equal to the number of months in which Executive was employed during the four (4) year vesting period applicable to such Time-Based RSUs divided by forty-eight (48). Following the occurrence of a Change in Control or a Liquidity Event, in either case in the event the Majority Stockholder as of the date of December 19, 2017 ceases to hold or have the right to appoint or elect a majority of the seats on the Board, for purposes of making the determination under prong (ii) as to whether a Qualifying Resignation has occurred in accordance with the above, without otherwise limiting the foregoing, following Executive’s notice to the Board of his desire to step down from the role of Chief Executive Officer, Executive shall propose such candidates for the role as Executive deems appropriate and the Board shall take (or have taken) all commercially reasonable efforts to accommodate Executive’s request to step down from the role of Chief Executive Officer within a reasonable period of time following notice thereof, and shall consider (or have considered) any reasonable candidate(s) for the role of Chief Executive Officer in good faith (it being understood that the decision to and whom to appoint as a new Chief Executive Officer shall continue to be made by the Board in its sole discretion).

5.2        The RSUs with respect to ______________4 Common Shares will vest only upon the occurrence of a Liquidity Event, as defined below, in which the Majority Stockholder achieves a Net MoM of 2.0, subject to Executive continuing to be Employed through such Liquidity Event (such occurrence, also a “Vesting Date”).

5.3        Any portion of the RSUs that does not vest in accordance with this Section 5 shall be automatically forfeited by Executive.

6.      Settlement.

6.1        Settlement Date. The vested RSUs will be settled in Common Shares no later than thirty (30) days following the applicable Vesting Date.

6.2        Conditions to Settlement. On or before the transfer of any Common Shares in settlement of vested RSUs and as a condition to Executive’s right to receive any Common Shares, Executive shall be required to agree in writing to be bound by the Shareholder Agreements to the extent he is not so bound already.

7.      Adjustment.

7.1        Increase or Decrease in Issued Common Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase

4 25% of the total grant.

or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of Common Shares, or any other increase or decrease in the number of such Common Shares effected without receipt of consideration by the Company, the Board shall make such equitable adjustments as the Board considers appropriate to prevent the enlargement or dilution of rights with respect to the number of Common Shares subject to grant under this Agreement.

7.2        Certain Mergers. In the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Common Shares receive securities of another corporation), the RSUs outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of Common Shares subject to any such RSUs would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the shareholders of the Company retain their Common Shares and are not entitled to any additional or other consideration, the RSUs shall not be affected by such transaction).

7.3        Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Common Shares receive securities of another corporation and/or other property, including cash, the Board shall, in its sole discretion, (a) have the power to provide for the exchange of each RSU outstanding immediately prior to such event (whether or not then vested) for restricted equity units on some or all of the property for which the Common Shares underlying such RSUs are exchanged and, incident thereto, make an equitable adjustment, as determined by the Board to be necessary or appropriate, (b) if appropriate, cancel, effective immediately prior to such event, any outstanding RSUs (whether or not vested) and in full consideration of such cancellation pay to Executive an amount in cash, with respect to each underlying Common Share, equal to the value, as determined by the Board in its sole discretion of securities and/or property (including cash) received by such holders of Common Shares as a result of such event, as the Board may consider appropriate to prevent dilution or enlargement of rights; provided, however, that such cancellation and payment shall either be exempt from or comply with the requirements of Section 409A of the Code.

7.4        Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 7.1 through 7.3 hereof, the Board shall, in its discretion exercised in good faith, make such equitable adjustments in the number and kind of Common Shares or other securities subject to the RSUs outstanding on the date on which such change occurs as the Board may consider appropriate to prevent dilution or enlargement of rights.

7.5        No Other Rights. Except as expressly provided herein, Executive shall not have any rights by reason of (i) any subdivision or consolidation of Common Shares, (ii) the payment of any dividend, or any increase or decrease in the number of Common Shares, or (iii) any dissolution, liquidation, merger or consolidation of the Company. No issuance by the Company of any Common Shares or securities convertible into Common Shares, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Common Shares subject to the RSUs.

8.        Withholding of Taxes. The Company and its subsidiaries will make such provisions for the withholding or payment of taxes as it deems necessary under applicable law and shall have the right to deduct from payments of any kind otherwise due to Executive or alternatively to require Executive to remit to the Company an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy, any federal, state, or local taxes of any kind required by law to be withheld with respect to the RSUs and any payments, distributions and property transferred under this Agreement, if any.

9.        Restrictive Covenants. In consideration of Executive’s Employment with the Company and the grant of the RSUs pursuant to this Agreement, Executive acknowledges and agrees that he is subject to certain obligations as set forth in Section 4 of the Employment Agreement. Section 4 of the Employment Agreement is hereby included in the Agreement as if fully restated herein, and the failure to comply with any such obligations shall result in forfeiture of the RSUs in full (regardless of the extent to which the RSUs are vested at the time of such violation). In addition to any remedies that may be available in any agreement to which Executive is a party, the remedies available for such failure shall include: (a) the rights and remedies of the Company set forth in the Shareholder Agreements; (b) any rights or remedies available in law or in equity, (c) the forfeiture of the RSUs for no consideration; and (d) payment by Executive to the Company of an amount reimbursing the Company for all reasonable attorney’s fees it incurs enforcing its rights hereunder in the event the Company prevails in enforcing at least one of the foregoing restrictive covenants.

10.        No Guarantee of Employment. Nothing set forth herein shall (i) confer upon Executive any right of continued Employment, (ii) entitle Executive to remuneration or benefits, or (iii) interfere with or limit in any way the right of the Company or any subsidiary to terminate Executive’s Employment.

11.        Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	DTZ Jersey Holdings Limited
Second Floor, Stirling Square 5-7 Carlton Gardens
London, SW1Y 5AD, United Kingdom
Attention: General Counsel

With a copy to:	Cushman & Wakefield Global, Inc.
225 West Wacker Drive, Suite 3000
Chicago, IL 60606
Attention: General Counsel

If to Executive, to the most recent address shown on the records of the Company

12.        Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of law principles.

13.        Clawback Policies. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled according to the parties’ agreement, or as required by law, the Company’s written policy as may be in effect from time to time or the requirements of an exchange on which the Company’s or its parent’s shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company.

14.        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

15.        Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code, and to the maximum extent permitted, shall be interpreted accordingly. Notwithstanding any provision herein to the contrary, the Board may, in its sole discretion, change the form and timing of any distribution or otherwise modify the terms of this Agreement in order to comply with applicable law, including, without limitation, in order to avoid adverse tax treatment to Executive under Section 409A of the Code.

16.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and Executive has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement as of the day and year first written above.

DTZ JERSEY HOLDINGS LIMITED

By:
Title:

EXECUTIVE

Name: Brett White